EXHIBIT 99.2

BENCHMARK ELECTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Effective January 8, 2007, Benchmark Electronics, Inc. (Benchmark) completed its previously announced acquisition of Pemstar Inc. (Pemstar) (the Merger). With the closing of the Merger, Pemstar became a wholly owned subsidiary of Benchmark. The following unaudited pro forma condensed consolidated financial information is based upon Benchmark’s and Pemstar’s historical consolidated financial statements, and has been prepared to reflect the Merger based on the purchase method of accounting. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable. The unaudited pro forma condensed consolidated statements of income, which have been prepared for the twelve months ended December 31, 2006, give effect to the merger as if it had occurred on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet has been prepared as of December 31, 2006 and gives effect to the Merger as if it had occurred on that date.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Merger been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of Benchmark after completion of the Merger.

The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Merger. In addition, Benchmark’s cost to acquire Pemstar will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. Accordingly, the purchase price allocation pro forma adjustments are preliminary and may differ from the final purchase price allocation.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2006

	Benchmark	Pemstar	Pro Forma		Pro Forma
(in thousands)	Historical	Historical	Adjustments		Consolidated

Assets
Current assets:
Cash and cash equivalents	$123,872	$16,401	$(304	)(e)	$139,969
Short-term investments	100,460	—			100,460
Accounts receivable, net	462,953	136,402			599,355
Recoverable income taxes	—	206			206
Inventories, net	420,347	68,526	(1,236	)(c)	487,637
Prepaid expenses and other assets	56,444	12,698			69,142
Deferred tax asset	6,534	1			6,535
Assets related to discontinued operations	—	436			436
Total current assets	1,170,610	234,670	(1,540)		1,403,740

Property, plant and equipment, net	110,912	36,416	10,092	(c)	157,420
Goodwill, net	112,999	33,878	118,162	(a)	265,039
Intangible assets	—	—	17,877	(f)	17,877
Deferred income taxes	—	3,216	14,069	(b)	17,285
Other, net	11,599	14,392	(4,575)		21,416
Non-current assets related to discontinued operations	—	16			16
	$1,406,120	$322,588	$154,085		$1,882,793

Liabilities and Shareholders’ Equity
Current liabilities:
Cash overdraft	$—	$3,494			$3,494
Revolving credit facilities and current maturities of long-term debt	—	61,515			61,515
Current maturities of capital lease obligations	—	617			617
Accounts payable	335,470	127,827			463,297
Income taxes payable	31,300	3,876			35,176
Accrued liabilities	42,948	31,600	$8,869	(c)	83,635
			218	(d)
Liabilities related to discontinued operations	—	1,242			1,242
Total current liabilities	409,718	230,171	9,087		648,976

Long-term debt, less current maturities	—	4,746			4,746
Capital lease obligations, less current maturities	—	11,714			11,714
Other long-term liabilities	2,306	1,762			4,068
Deferred tax liability	9,074	—	3,460	(b)	12,534
Shareholders’ equity:
Preferred shares	—	—			—
Common shares	6,475	456	274	(e)	7,205
Additional paid in capital	586,349	255,850	(40,847	)(e)	801,352
Retained earnings (accumulated deficit)	398,949	(185,557)	185,557	(e)	398,949
Accumulated other comprehensive income (loss)	(6,479)	3,446	(3,446	)(e)	(6,479)
Less treasury shares	(272)	—			(272)
Total shareholders’ equity	985,022	74,195	141,538		1,200,755
	$1,406,120	$322,588	$154,085		$1,882,793

See accompanying notes to unaudited proforma condensed consolidated financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2006

	Benchmark	Pemstar	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Consolidated
	(in thousands, except per share data)
Sales	$2,907,304	$817,341	$(244,913	)(g)	$3,479,732
Cost of sales	2,707,781	760,690	(4,216	)(h)	3,224,704
			(239,551)	(g)
Gross profit	199,523	56,651	(1,146)		255,028
Selling, general and administrative expenses	69,299	39,258	(2,612	)(g)	105,945
Restructuring charges	4,723	27,679			32,402
Income (loss) from operations	125,501	(10,286)	1,466		116,681
Interest expense	(354)	(8,608)			(8,962)
Other income (expense)	6,610	(2,527)			4,083
Income (loss) before income taxes	131,757	(21,421)	1,466		111,802
Income tax expense	20,080	777	223	(i)	21,080
Net income (loss) from continuing operations	$111,677	$(22,198)	$1,243		$90,722

Earnings per share:
Basic	$1.74				$1.27

Diluted	$1.71				$1.25

Weighted average number of shares outstanding:
Basic	64,306				71,608

Diluted	65,121				73,050

See accompanying notes to unaudited proforma condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1.              Basis of Pro Forma Presentation

The pro forma information related to the Merger has been prepared in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets.

The following is an estimate of the purchase price for Pemstar and the preliminary purchase price allocation (in thousands):

Acquisition of the outstanding common stock of Pemstar at $4.44 share for 45.6 million shares	$202,475
Estimated fair value of Pemstar stock options and warrants	8,732
Estimated fair value of convertible debt	4,830
Acquisition costs	4,793
Total purchase price	220,830

Current assets	233,434
Property, plant and equipment	54,108
Deferred taxes	17,285
Goodwill	152,040
Intangible assets	17,877
Other assets	6,808
Total assets acquired	481,552

Current liabilities	239,040
Long-term debt, capital lease obligations and other long-term liabilities	21,682
Total liabilities assumed	260,722
Net assets acquired	$220,830

Benchmark has engaged an independent appraisal firm to assist in finalizing the allocation of the purchase price. This final assessment may materially differ from the estimate presented herein as additional information becomes available and is assessed by Benchmark and the appraisal firm. The fair value of estimated stock options and warrants are assumed to have been exercised as of the Merger date.

Due to different fiscal period ends, the unaudited pro forma condensed combined income statement for the year ended December 31, 2006 combines the historical results for Benchmark for the year ended December 31, 2006 and the historical results of Pemstar for the three months ended March 31, 2006 plus the nine months ended December 31, 2006.

2.               Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements have been adjusted for the following:

(a)          To reflect the adjustment to goodwill for the acquisition of Pemstar based on preliminary purchase price allocation as follows (in thousands):

Total estimated purchase price	$220,830
Less book value of Pemstar’s net assets	(74,195)
Intangible assets	(17,877)
Deferred income taxes	(10,609)
Estimated liability for exit costs	8,869
Adjustment to historical net book value of assets to fair value	(8,856)
Pro Forma Goodwill Adjustment	$118,162

(b)         Estimated fair value adjustment to the valuation allowance on deferred tax assets based on Benchmark’s expected utilization of net operating loss carryforwards as well as the tax effects of fair value adjustments related to identifiable assets.

(c)          To reflect assets and liabilities acquired at estimated fair value, including the estimated costs associated with the planned termination of certain revenue producing facilities, including planned disposition of acquired assets. Final purchase price adjustments based on a third-party valuation may materially differ from these preliminary estimates.

(d)         Represents the accrual of estimated direct acquisition costs.

(e)          To reflect the elimination of Pemstar’s historical equity and the issuance of Benchmark common shares and payment of cash to effect this transaction.

(f)            To record the preliminary fair value of intangible assets, principally contractual agreements and customer relationships.

(g)         To record adjustment for revenues and costs specifically identifiable with the termination of the revenue producing activities in Tianjin, China.

(h)         To reflect adjustments to depreciation and amortization expense based on the estimated fair values of acquired assets calculated over the remaining estimated useful lives of the assets.

(i)             To record adjustment to income tax expense for the pro forma adjustments.